2019 HIREQUEST, INC. NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1.    Purpose. This Non-Employee Director Compensation Plan (the "Plan") is intended to attract highly-qualified individuals to serve as Non-Employee Directors of HireQuest, Inc. (the "Company") and to provide Non-Employee Directors with incentives and rewards that motivate superior oversight and protection of the Company’s business.

2.    Definitions.

"Affiliate" means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

"Annual Award" means an equity award granted pursuant to Section 6.3 of the Plan.

"Audit Committee" means the Audit Committee of the Board.

"Award" means an Annual Award or an Initial Award.

"Award Agreement" means an agreement by and between a Non-Employee Director and the Company evidencing the terms of an Award and entered into pursuant to the terms of the Equity Incentive Plan.

"Board Annual Retainer" means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service as a member of the Board.

"Board or Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

"Board Term" means the approximate 12-month period commencing on the date of the Company's annual meeting of shareholders at which Board members are elected or appointed for the year.

"Cause" means a determination by a majority of the disinterested Board members that the Non-Employee Director has engaged in any of the following:

(a) malfeasance in office;

(b) gross misconduct or neglect;

(c) false or fraudulent misrepresentation inducing the director's appointment;

(d) willful conversion of corporate funds; or

(e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

"Change in Control" has the same meaning as in the Equity Incentive Plan.

"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Committee" means a standing committee of the Board.

"Committee Annual Retainer" means the annual fee payable by the Company to a Non-Employee Director with respect to his or her service on a Committee (which shall not include the Chair of such Committee).

"Committee Chair" means the Non-Employee Director serving as the chair of a Committee.

"Committee Chair Annual Retainer" means the annual fee payable by the Company to a Committee Chair with respect to his or her service as a Committee Chair.

"Company" means HireQuest, Inc., a Delaware corporation, including any successor thereto.

"Compensation Committee" means the Compensation Committee of the Board.

"Effective Date" means the date as of which this Plan is adopted by the Board.

"Equity Incentive Plan" means the Command Center, Inc. 2016 Stock Incentive Plan.

"Grant Date" means, with respect to an Annual Award, the date of the annual meeting of shareholders at which the Non-Employee Director is appointed or elected for the next Board Term and with respect to an Initial Award, the date on which the Board adopts this Plan.

"Initial Award" means an equity award granted pursuant to Section 6.2 of the Plan.

"Nominating and Governance Committee" means the Nominating and Governance Committee of the Board.

"Non-Employee Director" means a member of the Board who is not an officer or employee of the Company or any of its subsidiaries or Affiliates.

"Plan" means this 2019 HireQuest, Inc. Non-Employee Director Compensation Plan, as set forth herein, and as amended from time to time.

"Quarterly Payment Dates" has the meaning set forth in Section 5.4 of the Plan.

“Restricted Shares” means all restricted shares of Company common stock issued to non-employee directors pursuant to this Agreement and the Equity Incentive Plan.

"Restricted Share Account" means the recordkeeping account established by the Company for each Non-Employee Director for which Restricted Shares are credited in accordance with Section 6 of the Plan.

"Section 409A" means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.

"Separation from Service" means a Non-Employee Director ceasing to be a member of the Board due to a voluntary or involuntary separation from service, for any reason, determined in accordance with Section 409A.

"Share" means a share of the Company's common stock, par value $0.001.

“Vice-Chairman Annual Retainer” means the annual fee payable by the Company to the Vice-Chairman of the Board with respect to his or her service as Vice-Chairman of the Board.

3.    Administration. The Plan shall be administered by the Compensation Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Compensation Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

4.    Eligibility. Each Non-Employee Director shall be eligible to receive the compensation provided hereunder. Directors who are also employees of the Company do not receive additional compensation for service as a director and shall not be eligible to participate in the Plan.

5.    Cash Compensation.

5.1     Board Member Annual Retainer. Each Non-Employee Director who is elected or appointed to the Board at an annual meeting of shareholders shall receive a Board Annual Retainer for the Board Term that commences on election or appointment at such meeting. The amount of the Board Annual Retainer shall be $36,000.00.

A Non-Employee Director who is appointed or elected to the Board after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Board Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves as a member of the Board, unless otherwise determined by the Compensation Committee.

5.2     Committee Annual Retainer. Each Non-Employee Director who is appointed to serve as a member (but not the Chair) of a Committee by the Board of Directors on the date of the annual meeting of shareholders shall receive a Committee Annual Retainer for the Board Term that commences on appointment. The amount of the Committee Annual Retainer shall be as follows:

(a)     Members of the Audit Committee shall be paid a Committee Annual Retainer of $5,500.00;

(b)     Members of the Compensation Committee shall be paid a Committee Annual Retainer of $3,500.00;

(c)     Members of the Nominating and Governance Committee shall be paid a Committee Annual Retainer of $3,500.00; and

(d)     Members of any other special committee established by the Board shall be paid a Committee Annual Retainer, if any, as determined by the Board.

A Non-Employee Director who is appointed to a Committee after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Committee Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves on the applicable Committee, unless otherwise determined by the Compensation Committee.

5.3     Vice-Chairman Annual Retainer; Committee Chair Annual Retainer. Each Non-Employee Director who is appointed either to serve as Vice-Chairman of the Board or to serve as a Committee Chair by the Board of Directors on the date of the annual meeting of shareholders shall receive a Vice-Chairman Annual Retainer or Committee Chair Annual Retainer, as applicable, for the Board Term that commences on appointment. The amount of such Vice-Chairman Annual Retainer or Committee Chair Annual Retainer shall be as follows:

(a)     The Vice-Chairman of the Board shall be paid a Vice-Chairman Annual Retainer of $12,500.00;

(b)     The Chair of the Audit Committee shall be paid a Committee Chair Annual Retainer of $8,500.00;

(c)     The Chair of the Compensation Committee shall be paid a Committee Chair Annual Retainer of $5,500.00;

(d)     The Chair of the Nominating and Governance Committee shall be paid a Committee Chair Annual Retainer of $5,500.00; and

(e)     The Chair of any other special committee established by the Board shall be paid a Committee Chair Annual Retainer, if any, as determined by the Board.

A Non-Employee Director who is appointed as a Committee Chair after the annual meeting of shareholders but during the applicable Board Term or who experiences a Separation from Service during the Board Term shall receive a pro-rated portion of the Committee Chair Annual Retainer for the Board Term based on the number of complete days of the Board Term during which the Non-Employee Director serves as the applicable Committee Chair, unless otherwise determined by the Compensation Committee.

For the sake of clarity, a Non-Employee Director shall not be entitled to both a Committee Annual Retainer and a Committee Chair Annual Retainer with respect to the same Committee and Board Term.

5.4     Form of Payment of Annual Retainers.  Except as otherwise provided herein, Board Annual Retainers, Committee Annual Retainers, Vice-Chairman Annual Retainers, and Committee Chair Annual Retainers, as applicable, shall be paid in cash, in arrears, in equal quarterly installments due within 15 days after the end of a fiscal quarter (the "Quarterly Payment Dates"). Any pro-rated portion of any Board Annual Retainer, Committee Annual Retainer, Vice-Chairman Annual Retainer or Committee Chair Annual Retainer, as applicable, for any quarter shall be payable on the next regularly scheduled Quarterly Payment Date.

6.    Equity Compensation.

6.1     Source of Shares. All grants of equity awards contemplated by this Plan shall be issued under the Equity Incentive Plan, subject to all of the terms and conditions thereof and only to the extent that Shares remain available for issuance under the Equity Incentive Plan. The terms of the Equity Incentive Plan are incorporated into this Plan with respect to any equity awards paid hereunder. In the event of any inconsistency between the Equity Incentive Plan and this Plan with respect to the equity awards, the terms of the Equity Incentive Plan shall control. The Plan does not constitute a separate source of Shares for the granting of any equity awards hereunder.

6.2     Initial Awards.

(a)     Initial Restricted Shares.

On the Grant Date for Initial Awards, each Non-Employee Director then serving on the Board will receive an Initial Award consisting of 15,000 Restricted Shares (the “Initial Restricted Shares”). The Initial Restricted Shares shall be granted pursuant to the terms of the Equity Incentive Plan and an Award Agreement between the Non-Employee Director and the Company.

(b)     Vesting of Initial Restricted Shares.

The Initial Restricted Shares shall vest in three equal annual installments beginning on the date that immediately precedes the 2020 annual meeting of shareholders of the Company, with the remainder vesting in equal installments on the first two anniversaries of that date, provided, however, that if the vesting date would otherwise occur during a Company blackout period pursuant to the Company’s Insider Trading Policy, said shares shall vest on the first day immediately following the end of the blackout period. Except as otherwise provided herein, if a Non-Employee Director experiences a Separation from Service before the Initial Restricted Shares vest, then the unvested portion of the Initial Restricted Shares shall be automatically forfeited, provided, however, that all non-employee directors serving on the date immediately preceding an annual meeting shall not forfeit that year’s vesting solely because vesting occurs during a blackout period.

Notwithstanding the foregoing, if a Change in Control occurs and a Non-Employee Director's service is involuntarily terminated by the Company or an Affiliate other than for Cause and the Non-Employee Director's termination date occurs within 12 months following a Change in Control, the unvested portion of the Non-Employee Director's Initial Restricted Shares shall immediately vest on the date of the Non-Employee Director's Separation from Service.

(c)     Voting and Dividends.

A Non-Employee Director shall have a right to vote any Initial Restricted Shares during the vesting period. In addition, the Non-Employee Director’s Restricted Share Account shall be credited with stock equivalent to all dividends paid during the vesting period. Said dividends are subject to vesting of the Initial Restricted Shares and shall be forfeited in the event the Initial Restricted Shares do not vest.

6.3     Annual Awards.

(a)     Annual Restricted Shares.

On the Grant Date for Annual Awards, each Non-Employee Director who continues as a member of the Board following the annual meeting of shareholders will receive an Annual Award consisting of 5,000 Restricted Shares (“Annual Restricted Shares”). The Annual Restricted Shares shall be granted pursuant to the terms of the Equity Incentive Plan and an Award Agreement between the Non-Employee Director and the Company.

(b)     Vesting of Annual Restricted Shares.

The Annual Restricted Shares shall vest in full on the three-month anniversary of the corresponding Grant Date for Annual Awards, provided, however, that if the vesting date would otherwise occur during a Company blackout period pursuant to the Company’s Insider Trading Policy, said shares shall vest on the first day immediately following the end of the blackout period. Except as otherwise provided herein, if a Non-Employee Director experiences a Separation from Service before the Annual Restricted Shares vest, then the unvested portion of the Annual Restricted Shares shall be automatically forfeited, provided, however, that all non-employee directors serving on the date immediately preceding an annual meeting shall not forfeit that year’s vesting solely because vesting occurs during a blackout period.

Notwithstanding the foregoing, if a Change in Control occurs and a Non-Employee Director's service is involuntarily terminated by the Company or an Affiliate other than for Cause and the Non-Employee Director's termination date occurs within 12 months following a Change in Control, the unvested portion of the Non-Employee Director's Annual Restricted Shares shall immediately vest on the date of the Non-Employee Director's Separation from Service.

(c)     Voting and Dividends.

A Non-Employee Director shall have a right to vote any Annual Restricted Shares during the vesting period. In addition, the Non-Employee Director’s Restricted Share Account shall be credited with stock equivalent to all dividends paid during the vesting period. Said dividends are subject to vesting of the Annual Restricted Shares and shall be forfeited in the event the Annual Restricted Shares do not vest.

7.    Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties, including reasonable travel and other expenses incurred by the Non-Employee Director to attend Board and Committee meetings. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.

8.     To the extent that any reimbursement under the Plan provides for a deferral of compensation under Section 409A, (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

9.    Stock Ownership Requirements. Non-Employee Directors must own, by the later of July 15, 2021 or the second anniversary of their initial election or appointment to the Board, Shares having a value equal to the amount of the Board Annual Retainer in place at the time of his or her initial election or appointment to the Board. Stock ownership for purposes of these guidelines includes Shares purchased on the open market or received via the Company’s Director Stock Purchase Matching Program set forth in Section 10, below, but does not include shares received via Initial Awards or Annual Awards. The Board may make exception to this policy in its discretion.

10.   Director Stock Purchase Matching Program. The Company shall match 20% of the purchases of common stock of the Company that any Non-Employee Director makes during the time period commencing on the Effective Date and ending on the date on which the stock ownership requirements in Section 9 above no longer apply to such Non-Employee Director (“Stock Purchase Matching Period”). For purposes of this section, a purchase shall include stock received by a director in-lieu of cash compensation due to the Director for providing services. This program shall be subject to the following terms and conditions:

(a)     The shares of common stock issued by the Company pursuant to this Section shall be Restricted Shares (the “Matching Restricted Stock”) and shall not vest until the second anniversary of the date on which the Non-Employee Director purchased the common stock that triggered the matching obligation (a “Triggering Purchase”).

(b)     If such anniversary occurs during a Company blackout period under the Company’s Insider Trading Policy, the Matching Restricted Stock shall vest on the first day immediately following the end of the blackout period.

(c)     The Matching Restricted Stock shall only vest if the Non-Employee Director serves on the Board on such vesting date and owns at least the same number of shares of Company common stock that were matched at the time of the Triggering Purchase.

(d)     The number of shares of Matching Restricted Stock that the Company shall issue to any one Non-Employee Director pursuant to this Section shall not exceed $25,000 in value in the aggregate within any one-year period.

(e)     The Board may accommodate exceptions to these provisions in its discretion to account for special or unforeseen circumstances.

11.   General Provisions.

11.1   Unfunded Obligations. The amounts to be paid to Non-Employee Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Non-Employee Directors shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

11.2   No Right to Continued Board Membership. Neither the Plan nor any compensation paid hereunder will confer on any Non-Employee Director the right to continue to serve as a member of the Board or in any other capacity.

11.3   Nonassignment. Any and all rights of a Non-Employee Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so shall be void.

11.4   Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

11.5   Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof (other than matters covered by the Equity Incentive Plan) and supersedes all prior plans with respect to the subject matter hereof.

11.6   Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

11.7   Term of Plan. The Plan shall become effective on the Effective Date and shall continue until terminated by the Board.

11.8   Termination and Amendment. The Board may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of a Non-Employee Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

11.9   Applicable Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of law rules.

11.10 Section 409A. The Plan is intended to comply with the requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A.

11.11 Withholding. To the extent required by applicable Federal, state or local law, a Non-Employee Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

11.12 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

11.13 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.